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                                                                     EXHIBIT (L)
                               PURCHASE AGREEMENT

         BISYS Fund Services Limited Partnership ("BISYS LP"), a limited partnership organized under the laws of the State of Ohio, and Legacy Funds Group (the "Trust"), a Massachusetts business trust, hereby agree with each other as follows:

         1. The Trust hereby offers BISYS LP and BISYS LP hereby purchases 3,333.333 shares of The Multi-Cap Core Equity Fund at a price of $10.00 per share, 3,333.333 shares of The Core Bond Fund at a price of $10.00 per share and 33,333.334 shares of The Federal Money Fund at $1.00 per share.

         2. BISYS LP represents and warrants to the Trust that the shares are being acquired for investment purposes and not with the intention of redeeming or reselling.

         3. BISYS LP is authorized and otherwise duly qualified to purchase and hold such shares and to enter into this Purchase Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 4th day of April, 2002.



BISYS Fund Services Limited Partnership

By:  /s/ Charles L. Booth
     -------------------------------
Name:    Charles L. Booth
Title:   Vice President, BISYS Fund Services, Inc.
         General Partner



Legacy Funds Group

By:  /s/ Karen Jacoppo-Wood
     -------------------------------
Name:    Karen Jacoppo-Wood
Title:   Secretary